Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT made this       day of            , 2015 (the “Effective Date”) by and between Associated Capital Group, Inc. (the “Company”), a Delaware corporation, and Mario J. Gabelli (the “Executive”).

WHEREAS, the Executive has served as an executive of GAMCO Investors, Inc. and its predecessors (collectively, “GAMCO”) since the inception of GAMCO in 1976;

WHEREAS, the Company has been spun-off of GAMCO as of the date of this Employment Agreement (the “Spin-Off”);

WHEREAS, the Executive’s skills, position, knowledge and expertise in the management of portfolios such as those managed by the Company are unique;

WHEREAS, the Company is dependent upon the efforts of the Executive, in the capacities described herein in which he serves, and as a member of the portfolio management team for a significant majority of the Company’s assets under management;

WHEREAS, the loss of the Executive’s services would have a material adverse effect on the Company;

WHEREAS, since the inception of GAMCO in 1976, up until the GAMCO’s initial public offering in February 1999 (the “GAMCO IPO”), the Executive received an incentive-based management fee of twenty percent (20%) of the pre-tax profits, if any, as computed for financial reporting purposes in accordance with generally accepted accounting principles as applied by GAMCO and its subsidiaries and consolidated affiliates for financial reporting purposes (together, “Subsidiaries”) from time to time, for each fiscal year of each of the operating divisions of the Company and each of its Subsidiaries before consideration of this fee, less applicable payroll and tax deductions, accrued monthly and payable at least annually;

WHEREAS, GAMCO and the Executive entered into an Employment Agreement dated February 9, 1999 (the “1999 Employment Agreement”), in connection with the GAMCO IPO, which Employment Agreement, among other things, reduced the Executive’s incentive-based management fee to ten percent (10%) of GAMCO’s pre-tax profits, if any, as computed for financial reporting purposes in accordance with generally accepted accounting principles as applied by GAMCO and its Subsidiaries from time to time, for each fiscal year of each of the operating divisions of GAMCO and its Subsidiaries before consideration of this fee, less applicable payroll and tax deductions, accrued monthly and payable at least annually (the “GAMCO Management Fee”);

WHEREAS, on February 6, 2008, GAMCO and the Executive entered into a new Employment Agreement (the “2008 Employment Agreement”), which amended and restated the 1999 Employment Agreement to, among other things, eliminate outdated provisions, allow for services to be performed for former Subsidiaries that are spun off to shareholders or otherwise cease to be Subsidiaries in similar transactions, allow for the GAMCO Management Fee to be paid to the Executive or an entity designated by him;

WHEREAS, the GAMCO Management Fee, as amended by the 2008 Employment Agreement, was applicable to the operations of the Company prior to the Spin-Off;

WHEREAS, the Company desires that the Executive or his designee receive a management fee with respect to the Company substantially equivalent to the management fee he was entitled to with respect to the Company’s operations prior to the Spin-Off to provide Executive with an incentive for the achievement of the Company’s performance goals and the enhancement of shareholder value;

WHEREAS, in connection with the Spin-Off, the Compensation Committee of the board of directors of the Company (the “Board”) has reviewed and approved this Employment Agreement and recommended its approval to the Board;

NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.                                      Employment.

The Company hires and employs the Executive, and the Executive agrees to work for the Company, under the terms and conditions set forth herein.

2.                                      Duties.

The Executive shall serve as Executive Chairman of the Board and, initially, as Chief Executive Officer of the Company, except that he will have no executive authority for G.research, LLC.  Executive shall also serve as portfolio manager for certain investment companies and separate accounts managed by the Company and its Subsidiaries as determined by the Executive.  The Executive or the Company may at any time limit or terminate the Executive’s service in one or more of the capacities referred to above.

3.                                      Term.

The term of this Agreement shall commence on the Effective Date and continue through the third anniversary of the Effective Date (the “Expiration Date”).  On each anniversary of the Effective Date commencing on the first anniversary (each, an “Anniversary Date”), this Agreement shall automatically be renewed and the term extended for an additional one (1) year period, unless such renewal is objected to by either the Company or by the Executive on written notice delivered to the other not less than ninety (90) days prior to an Anniversary Date.  The last day of each such extension shall become the new Expiration Date.

4.                                      Fees from Revenue Generating Activities (Revenue Fees).

For managing or overseeing the management of investment companies or partnerships, attracting investors for collective investment funds or partnership investments, attracting or managing separate accounts, providing investment banking services or otherwise generating revenues for the Company or its Subsidiaries, the Executive will be paid a percentage of the revenues or net operating contribution related to or generated by such business activities, in a manner and at payment rates as agreed to from time to time by the Executive and the Company or the affected Subsidiaries, which rates have been and generally will be the same as those received by other professionals in the Company or the affected Subsidiaries performing similar services.  The Executive shall be entitled to receive such payments within seventy-five (75) days of the date the Company actually receives the funds related to the business activities from which the Executive will receive payment.  Unless and until the Company receives such funds, the Executive shall not be entitled to receive payment.

5.                                      Incentive-Based Management Fee (The Management Fee).

The Executive or one or more entities or persons designated by Executive, in his sole discretion and control, will be entitled to receive an incentive-based management fee in the amount of ten percent (10%) of the aggregate annual pre-tax profits, if any, as computed for financial reporting purposes in accordance with generally accepted accounting principles as applied by the Company and its Subsidiaries from time to time, of the Company and each of its Subsidiaries before consideration of this fee, less applicable payroll and tax deductions, accrued monthly and payable at least annually (the “Management Fee”) but in no event later than March 15 of the year following the year with respect to which the Management Fee is being paid.  A committee or subcommittee (comprised solely of independent directors) of the Board will review at least annually all Management Fee payments for compliance with the terms hereof.  In the event that the Executive is no longer providing any services to the Company, the Executive’s right to accrue any additional Management Fee payments will terminate.   For the avoidance of doubt, the Executive will be deemed to  be providing services to the Company if he is providing any services to the Company, including, without limitation, services as a director, employee, portfolio manager, advisor or consultant).  The Management Fee is separate and distinct from the Executive’s revenue fees pursuant to Paragraph 4 above.

6.                                      Extent of Service-Restrictive Covenant.

During the term of this Agreement, the Executive shall not provide investment management services for compensation other than in his capacity as an officer or employee of the Company,  GAMCO or Teton Advisors, Inc. or their respective Subsidiaries or affiliates, except to (a) the funds in existence on February 10, 1999 (the “GAMCO IPO Date”) (which serve no investors other than those in the funds as of the GAMCO IPO Date, their successors, heirs, donees or immediate family, or new investors pursuant to the next sentence) and accounts managed by the Executive outside the Company under performance fee arrangements as of the GAMCO IPO Date or pursuant to the next sentence, and (b) successor funds and accounts (“New Outside Accounts”) which funds serve no investors other than those in the funds referred to in clause (a) or their successors, heirs, donees or immediate family and which accounts are for no investors other than those having an interest in the accounts referred to in clause (a) or their successors, heirs, donees or immediate family, which funds and accounts operate according to an investment style similar to such other funds or accounts, which style was not used at GAMCO as of the GAMCO IPO Date, and which are subject to performance fee arrangements (collectively, “Permissible Accounts”).  The Permissible Accounts may include new investors if all of the performance fees, less expenses, earned on assets attributable to those investors are paid to the Company or its Subsidiaries.  If any Subsidiaries of the Company are spun off from the Company or otherwise cease to be Subsidiaries in similar transactions, the Executive may continue providing investment management services for compensation to such entities.  Prior to providing investment management services for compensation to any New Outside Accounts during the term hereof, the Executive agrees to have a committee or subcommittee (comprised solely of independent directors) of the Board review any proposed New Outside Accounts for compliance with the terms hereof and accept the determination of such committee or subcommittee as final.  The Company understands that the Executive serves as a director, Chief Executive Officer and Chief Investment Officer of GGCP, Inc. and Chairman and Chief Executive Officer of LICT Corporation, and Executive will be compensated for such services.  In addition, from time to time, the Executive may serve, with or without compensation, as a director or officer of other entities, including, without limitation, spin-off and other related entities of LICT Corporation.  The Company agrees that any services performed by, and compensation paid to, the Executive with respect to the entities described in this Paragraph 6 and their respective affiliates are permissible.

7.                                      Benefits.

The Executive shall be entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans which the Company may, in its sole and absolute discretion, elect to make available to its senior executives generally, provided that the Executive meets the qualifications therefor.

8.                                      Reimbursement of Expenses.

The Company shall reimburse the Executive for all reasonable and legitimate business expenses incurred after the date of employment by the Executive while conducting business, provided that the Executive submits vouchers for such expenses in a manner and form prescribed from time to time by the Company, except that up to $50,000 per year of such expenses may be non-accountable.

9.                                      Section 409A Compliance.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, so as to avoid the imposition of any tax pursuant to Section 409A, and, in the case of any ambiguity, shall be interpreted accordingly.  In the event that the Company or the Executive subsequently determine that the provisions of this Agreement would subject the Executive to tax under Section 409A, Company and the Executive shall negotiate in good faith to revise the Agreement so as to prevent the imposition of such tax, if possible, while preserving the original intent of the Agreement.

10.                               Assignability Clause.

This Agreement is binding upon the Company, the Executive and their respective successors and assigns.  The rights and obligations set forth under this Agreement may be assigned by the Company or by the Executive to a successor or to an assign, except the Executive acknowledges that the duties set forth in Paragraph 2 of this Agreement are personal to him.

11.                               Governing Law.

This Agreement shall be governed by the law of the State of New York, without giving effect to the principles of conflicts of laws thereof.  The Executive and the Company agree that any claim arising hereunder shall be brought before the state or federal courts sitting in New York, New York, and the Executive and the Company each consent to jurisdiction and venue in New York, New York, as being proper and appropriate for the resolution of any such claim.

12.                               Entire Agreement; Modification.

This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to the matters covered by this Agreement.  This Agreement may not be modified or amended except by a further written instrument duly executed by the Executive and the Company with the approval of a committee or subcommittee (comprised solely of independent directors) of the Board.

[Signatures Begin on the Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

EXECUTIVE

By:
Name:	Mario J. Gabelli

ASSOCIATED CAPITAL GROUP, INC.

By:
Name:	Kieran Caterina
Title:	Chief Financial Officer